Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No. 333-182417) on Form N-1A of Superfund Managed Futures Strategy Fund, a separate series of Two Roads Shared Trust, of our report dated December 30, 2016, relating to our audit of the consolidated financial statements and consolidated financial highlights, which appear in the October 31, 2016 Annual Report to Shareholders which are also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the captions “Consolidated Financial Highlights”, "Independent Registered Public Accounting Firm" and “Policies and Procedures for Disclosure of Portfolio Holdings” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

February 27, 2017